Hudson Pacific Properties, Inc. Announces First Quarter 2014 Financial Results

Los Angeles, CA, May 8, 2014—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2014.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended March 31, 2014 totaled $17.9 million, or $0.27 per diluted share, compared to FFO (excluding specified items) of $14.1 million, or $0.26 per share, a year ago. The specified items for the first quarter of 2014 consisted of costs associated with a one-year consulting arrangement with a former executive of $0.8 million, or $0.01 per diluted share, and expenses associated with the acquisitions of the Merrill Place and 3402 Pico Boulevard properties of $0.1 million, or $0.00 per diluted share. Specified items for the first quarter of 2013 consisted of an early lease termination payment from Bank of America relating to our 1455 Market Street property of $1.1 million (after the write-off of non-cash items), or $0.02 per diluted share, and a property tax reimbursement stemming from the reassessment of the Sunset Gower media and entertainment property of $0.8 million, or $0.01 per diluted share. FFO, including the specified items, totaled $16.9 million, or $0.25 per diluted share, for the three months ended March 31, 2014, compared to $16.0 million, or $0.29 per share, a year ago.

The Company reported net income attributable to common stockholders of $1.3 million, or $0.02 per diluted share, for the three months ended March 31, 2014, compared to net loss attributable to common stockholders of $2.9 million, or $(0.06) per diluted share, for the three months ended March 31, 2013.

“Our first quarter highlights included the closing of important acquisitions and a successful primary common stock offering,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “During the quarter, we completed the previously announced acquisition of an office and retail property known as ‘Merrill Place’ located in downtown Seattle’s Pioneer Square submarket for $57.7 million. This asset is a great complement to our expanding Seattle portfolio and provides Hudson with an opportunity to leverage our operational, leasing and development expertise to create value through an extensive repositioning and re-development of the property. In Southern California, we acquired 3402 Pico Boulevard located in Santa Monica for $18.5 million. Consisting of three contiguous parcels comprising nearly three acres, we believe this development project could support approximately 150,000 square feet of creative office space. To fund these acquisitions and further support our growth objectives in 2014, we completed a primary public offering of 9.5 million shares of common stock, generating approximately $195.8 million in proceeds to the Company before transaction costs.”

Mr. Coleman continued, “First quarter leasing remained active, with the completion of new and renewal leases totaling 29,014 square feet. Subsequent to the end of the quarter, we signed a new lease at our 1455 Market Street property in San Francisco with Rocket Fuel, Inc., a leading provider of artificial intelligence advertising solutions for digital marketers. At starting rents exceeding our underwritten and existing rents for backfilled space, we believe this long-term lease to a high-quality tenant delivers excellent value to our stockholders.”

First Quarter Highlights

•	FFO (excluding specified items) of $17.9 million, or $0.27 per diluted share, compared to $14.1 million, or $0.26 per share, a year ago;

•	Completed new and renewal leases totaling 29,014 square feet;

•	Stabilized office portfolio leased rate of 94.5% at March 31, 2014;

•	Completed acquisition of 179,000 square feet of an office and retail property known as “Merrill Place”

•	located in downtown Seattle’s Pioneer Square submarket, for a gross purchase price of approximately $57.7 million (before closing costs and prorations).

•
Completed acquisition of 3402 Pico Boulevard in Santa Monica, California for $18.5 million (before closing costs and prorations). The property consists of three contiguous parcels comprising nearly three acres and upon redevelopment, could support approximately 150,000 square feet of creative office space.

•
Completed primary offering of 9,487,500 shares of common stock (including the full exercise of the underwriters' option to purchase additional shares) generating total proceeds to us of $195.8 million (before transaction costs);

•	Declared and paid quarterly dividend of $0.125 per share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended March 31, 2014

Total revenue from continuing operations during the quarter increased 17.3% to $55.6 million from $47.4 million for the same quarter a year ago. Total operating expenses from continuing operations increased 5.0% to $44.4 million from $42.3 million for the same quarter a year ago. As a result, income from operations increased 118.7% to $11.2 million for the first quarter of 2014, compared to income from operations of $5.1 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the first quarter increased 16.7% to $6.5 million, compared to interest expense of $5.6 million for the same quarter a year ago. At March 31, 2014, the Company had $827.4 million of notes payable, compared to $931.3 million as of December 31, 2013 and $530.0 million at March 31, 2013.

Segment Operating Results For The Three Months Ended March 31, 2014

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 26.3% to $46.1 million from $36.5 million for the same quarter a year ago. The increase was primarily the result of a $9.2 million increase in rental revenue to $36.0 million and a $0.6 million increase in parking and other revenue to $4.5 million, largely resulting from the acquisition of the Pinnacle II building by our joint venture with MDP/Worthe on June 14, 2013, our acquisition of the Seattle portfolio on July 31, 2013, and our acquisition of the Merrill Place property on February 12, 2014.

Office property operating expenses from continuing operations increased 20.1% to $15.9 million from $13.3 million for the same quarter a year ago. The increase was primarily the result of the acquisitions of the office properties described above.

At March 31, 2014, the Company’s stabilized office portfolio was 94.5% leased. During the quarter, the Company executed 7 new and renewal leases totaling 29,014 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 12.6% to $9.5 million from $10.9 million for the same quarter a year ago. The decrease was primarily the result of a $0.9 million decrease in other property-related revenue to $3.6 million, primarily resulting from lower production activity at the Company’s Sunset Gower media and entertainment property compared to the same quarter a year ago.

Total media and entertainment operating expenses increased 7.8% to $6.0 million from $5.6 million for the same quarter a year ago. The increase primarily reflects a property tax reimbursement occurring in the first quarter of 2013 stemming from the reassessment of the Sunset Gower media and entertainment property of $0.8 million.

As of March 31, 2014, the trailing 12-month occupancy for the Company’s media and entertainment portfolio decreased to 69.1% from 74.1% for the trailing 12-month period ended March 31, 2013.

Balance Sheet

At March 31, 2014, the Company had total assets of $2.2 billion, including unrestricted cash and cash equivalents of $29.1 million. At March 31, 2014, we had $250.0 million of total capacity under our unsecured revolving credit facility, of which $40.0 million had been drawn.

Merrill Place Acquisition

On February 12, 2014, the Company acquired an office and retail property known as “Merrill Place” located in downtown Seattle’s Pioneer Square submarket, directly adjacent to the Company’s First & King property. The property was acquired in an off-market transaction for a gross purchase price of approximately $57.7 million (before closing costs and prorations). Merrill Place consists of four interconnected brick and beam buildings spanning an entire city block and comprising approximately 179,000 square feet of office and ground floor retail, along with a 147-stall standalone parking structure. The property is currently 93% leased with approximately 58% of the leases scheduled to expire over the next four years. The Company intends to implement an extensive repositioning of the property, including lobby and common area upgrades, new tenant amenities, an elevator modernization, mechanical and electrical upgrades. Additionally, current zoning for the property allows for the potential development of a new office building fronting the soon to be improved Alaskan Way waterfront. The Company has commenced the entitlement process to allow for delivery of the new office building by 2017.

3402 Pico Boulevard Acquisition

On February 5, 2014, the Company entered into a purchase agreement to acquire 3402 Pico Boulevard in Santa Monica, California for $18.5 million (before closing costs and prorations). 3402 Pico Boulevard consists of three contiguous parcels comprising nearly three acres. The Company estimates this site could support approximately 150,000 square feet of creative office space, including the complete refurbishment of an existing 40,000 square-foot vacant office building. The Company’s goal is to fully redevelop the property into a state-of-the-art creative office campus. With the future Expo Light Rail stop at Olympic and Bundy within walking distance, close proximity to other major transportation thoroughfares, excellent visibility, and opportunity to deliver abundant outdoor amenities, 3402 Pico Boulevard is ideally suited for creative office users looking to be located in this already highly supply-constrained market.

Offerings

On January 28, 2014, the Company completed the primary offering of 9,487,500 shares of its common stock (including 1,237,500 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full) at the public offering price of $21.50 per share. The net proceeds to the Company from the offering, after deducting underwriting discounts (before other transaction costs), were approximately $195.8 million. The Company contributed the net proceeds from the offering to its operating partnership to fund the acquisition of Merrill Place, 3402 Pico Boulevard, development and redevelopment activities, potential acquisition opportunities and/or for general corporate purposes. Pending these uses, the Company’s operating partnership used the net proceeds from the offering to repay indebtedness outstanding under its unsecured revolving credit facility.

Leasing Activities (Subsequent to end of first quarter)

On April 9, 2014, the Company signed a new lease at its 1455 Market Street property in San Francisco with Rocket Fuel, Inc., a leading provider of artificial intelligence advertising solutions for digital marketers. This new seven-year lease encompasses 24,438 square feet of initial occupancy, and includes an expansion for an additional 24,438 square feet, for a combined 48,876 square feet of occupancy. The initial 24,438 square feet of occupancy fills a vacant floor commencing during the third quarter of 2014. An additional 24,438 square feet is expected to backfill another full floor subject to the early termination of a lease which is expected to expire in the first quarter of 2015.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the first quarter of 2014. Both dividends were paid on March 31, 2014 to stockholders of record on March 21, 2014.

2014 Outlook

The Company is increasing its full-year 2014 FFO guidance from the range of $1.07 to $1.11 per diluted share (excluding specified items) to a revised range of $1.08 to $1.12 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the first quarter ended March 31, 2014 of $0.27 per diluted share (excluding specified items). The Company has designated its Tierrasanta property in San Diego as held-for-sale in anticipation of a potential sale of that property toward the end of this second quarter. This guidance reflects that potential sale. In addition, this guidance reflects all acquisitions, financings and leasing activity referenced in this press release and all previously announced acquisitions, dispositions, financings and leasing activity, including the January 2014 common stock offering. The costs associated with the one-year consulting arrangement with Howard Stern have been excluded from the guidance estimate as non-recurring costs. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions. The full-year 2014 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2014 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on May 8, 2014. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning May 8, at 4:30 p.m. PT / 7:30 p.m. ET, through May 15, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 13580228. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in the Pacific Northwest and Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego, San Francisco and Seattle. The Company’s portfolio currently consists of approximately 6.4 million square feet, not including undeveloped land that the Company believes can support an additional 1.8 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheet (In thousands, except share data)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$622,880	$578,787
Building and improvements	1,292,169	1,250,752
Tenant improvements	112,848	107,628
Furniture and fixtures	14,491	14,396
Property under development	78,040	70,128
Total real estate held for investment	2,120,428	2,021,691
Accumulated depreciation and amortization	(126,483)	(114,866)
Investment in real estate, net	1,993,945	1,906,825
Cash and cash equivalents	29,063	30,356
Restricted cash	17,714	16,750
Accounts receivable, net	6,673	8,909
Notes receivable	—	—
Straight-line rent receivables	24,026	21,538
Deferred leasing costs and lease intangibles, net	110,042	111,398
Deferred finance costs, net	8,028	8,582
Interest rate contracts	33	192
Goodwill	8,754	8,754
Prepaid expenses and other assets	5,143	5,170
Assets associated with real estate held for sale	12,768	12,801
TOTAL ASSETS	$2,216,189	$2,131,275

LIABILITIES AND EQUITY
Notes payable	$827,438	$931,308
Accounts payable and accrued liabilities	22,545	27,490
Below-market leases, net	46,853	45,439
Security deposits	6,147	5,941
Prepaid rent	10,565	7,623
Interest rate contracts	475	—
Obligations associated with real estate held for sale	170	133
TOTAL LIABILITIES	914,193	1,017,934

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at March 31, 2014 and December 31, 2013, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 66,795,071 shares and 57,230,199 shares outstanding at March 31, 2014 and December 31, 2013, respectively	668	572
Additional paid-in capital	1,093,774	903,984
Accumulated other comprehensive loss	(1,529)	(997)
Accumulated deficit	(43,784)	(45,113)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,194,129	1,003,446
Non-controlling interest—members in Consolidated Entities	44,224	45,683
Non-controlling common units in the Operating Partnership	53,466	53,737
TOTAL EQUITY	1,291,819	1,102,866
TOTAL LIABILITIES AND EQUITY	$2,216,189	$2,131,275

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,

	2014	2013
Revenues
Office
Rental	$36,010	$26,796
Tenant recoveries	5,571	5,749
Parking and other	4,479	3,927
Total office revenues	46,060	36,472

Media & entertainment
Rental	5,449	5,768
Tenant recoveries	320	418
Other property-related revenue	3,634	4,490
Other	133	236
Total media & entertainment revenues	9,536	10,912

Total revenues	55,596	47,384

Operating expenses
Office operating expenses	15,927	13,265
Media & entertainment operating expenses	6,005	5,568
General and administrative	5,776	4,989
Depreciation and amortization	16,668	18,431
Total operating expenses	44,376	42,253

Income from operations	11,220	5,131

Other expense (income)
Interest expense	6,524	5,592
Interest income	(9)	(150)
Acquisition-related expenses	105	—
Other expenses	1	45
	6,621	5,487
Income (loss) from continuing operations	4,599	(356)

(Loss) Income income from discontinued operations	(66)	673
Impairment loss from discontinued operations	—	—
Net (loss) income from discontinued operations	(66)	673
Net income	$4,533	$317

Net income attributable to preferred stock and units	(3,200)	(3,231)
Net income attributable to restricted shares	(69)	(79)
Net loss (income) attributable to non-controlling interest in Consolidated Entities	43	(10)
Net (income) loss attributable to common units in the Operating Partnership	(47)	131
Net income (loss) attributable to Hudson Pacific Properties, Inc. common stockholders	$1,260	$(2,872)
Basic and diluted per share amounts:
Net income (loss) from continuing operations attributable to common stockholders	$0.02	$(0.07)
Net income from discontinued operations	—	0.01
Net income (loss) attributable to common stockholders’ per share—basic and diluted	$0.02	$(0.06)
Weighted average shares of common stock outstanding—basic and diluted	63,625,751	52,184,280
Dividends declared per share of common stock	$0.125	$0.125

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Reconciliation of net loss to Funds From Operations (FFO):
Net income	$4,533	$317
Adjustments:
Depreciation and amortization of real estate assets	16,668	18,431
Depreciation and amortization—discontinued operations	—	474
Impairment loss	—	—
FFO attributable to non-controlling interest in Consolidated Entities	(1,091)	(35)
Net income attributable to preferred stock and units	(3,200)	(3,231)
FFO to common stockholders and unit holders	$16,910	$15,956
Specified items impacting FFO:
Acquisition-related expenses	105	—
One-time consulting costs	835	—
One-time property tax savings	—	(797)
One-time lease termination revenue	—	(1,082)
FFO (excluding specified items) to common stockholders and unit holders	$17,850	$14,077

Weighted average common stock/units outstanding—diluted	66,558	55,196
FFO per common stock/unit—diluted	$0.25	$0.29
FFO (excluding specified items) per common stock/unit—diluted	$0.27	$0.26